Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDITAE RELEASE
Andrea K. Tarbox	Wednesday, November 28, 2012
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE PAPER AND PACKAGING DECLARES

SPECIAL CASH DIVIDEND OF $2.00 PER SHARE

NORTHBROOK, IL — November 28, 2012 — KapStone Paper and Packaging Corporation (NYSE: KS), (the “Company” or “KapStone”) announced today that its Board of Directors approved a $2.00 per share special cash dividend. The dividend payout will total approximately $95 million based on the current shares outstanding.

Roger W. Stone, Chairman and Chief Executive Officer of the Company commented, “Given the uncertain tax environment, we believe that it is prudent to return to our shareholders in a tax efficient method a portion of the significant gains that the Company has generated. After the dividends are paid, KapStone’s balance sheet will remain very strong with an EBITDA to debt leverage ratio still below two times.  In addition, we have amended our senior secured credit agreement to lower our interest pricing grid by 25 bps.  With KapStone’s low leverage ratio, the $450 million accordion provision in our credit facility, and our even lower borrowing costs, KapStone is very well positioned to continue to pursue growth opportunities.”

The special cash dividend will be payable on December 20, 2012 to shareholders of record at the close of business on December 10, 2012. The NYSE has determined that the ex-dividend date will be December 6, 2012. Shareholders who sell their shares on or before the December 6, 2012 ex-dividend date will also be selling their rights to receive the $2.00 per share cash dividend. Shareholders are advised to contact their financial advisor before selling their shares.

For U.S. federal income tax purposes, it is expected that the special dividend will primarily represent dividend income to shareholders. Shareholders are encouraged to consult with their own tax and financial advisors regarding the implications of the special dividend.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper products, linerboard and shipping containers.  The Company is the parent company of Kapstone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC, North Charleston, SC, and Cowpens, SC, fourteen converting locations in the East and Midwest, and a lumber mill in Summerville, SC. The business employs approximately 2,700 people.

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